                                                                    Exhibit 12.1

                                  SAFEWAY INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                                                                       Fiscal Year
                                            ------------------------------------------------------------------
                                             52 Weeks      52 Weeks      52 Weeks      52 Weeks      53 Weeks
                                               2001          2000          1999          1998          1997
                                            ----------    ----------    ----------    ----------    ----------
Income before income taxes and
       extraordinary loss                   $  2,095.0    $  1,866.5    $  1,674.0    $  1,396.9    $  1,076.3

Add interest expense                             446.9         457.2         362.2         235.0         241.2

Add interest on rental expense (a)               242.4         218.7         183.0         108.2          88.5

Less equity in earnings of unconsolidated
       affiliates, net                           (20.2)        (31.2)        (34.5)        (28.5)        (34.9)

Add minority interest in subsidiary                  -           1.1           5.9           5.1           4.4
                                            ----------    ----------    ----------    ----------    ----------

Earnings                                    $  2,764.1    $  2,512.3    $  2,190.6    $  1,716.7    $  1,375.5
                                            ==========    ==========    ==========    ==========    ==========

Interest expense                            $    446.9    $    457.2    $    362.2    $    235.0    $    241.2

Add capitalized interest                          25.7          17.0           9.3           8.5           5.7

Add interest on rental expense (a)               242.4         218.7         183.0         108.2          88.5
                                            ----------    ----------    ----------    ----------    ----------

Fixed charges                               $    715.0    $    692.9    $    554.5    $    351.7    $    335.4
                                            ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed charges                3.87          3.63          3.95          4.88          4.10
                                            ==========    ==========    ==========    ==========    ==========



(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.